EXHIBIT 14

SARISSA CAPITAL CONDEMNS AMARIN BOARD FOR FRONTRUNNING RESULTS OF PROXY CONTEST WITH EGREGIOUS EQUITY GRANTS TO EXECUTIVES

Sarissa believes Amarin board acted in bad faith by making these equity grants while refusing to disclose proxy contest results and will hold each director personally accountable

Sarissa urges Amarin CEO Karim Mikhail to repudiate his undeserved equity grants and re-issue them to hard working Amarin employees

Greenwich, CT, February 27, 2023 – Sarissa Capital Management LP (“Sarissa”) today issued the following statement regarding Amarin Corporation plc (NASDAQ: AMRN):

Sarissa is appalled at this latest act of betrayal of the shareholders by the Amarin board. Sarissa has been urging the Amarin board to release the results of the proxy contest for several days.  The board, however, has steadfastly refused, leaving Amarin shareholders to twist in the wind. Now we know why the board has opted to sit on this powder keg of information. Late last week in the stealth of night and right before the General Meeting, the Amarin board disclosed egregious equity grants to executives representing more than 3.6 million shares. CEO Karim Mikhail was given 70% more in equity grants than last year despite the horrendous performance of the company under his leadership. If that is not enough, apparently these grants vest solely based on the passage of time with absolutely no performance criteria.

It is important to note that the board did not make these grants consistent with last year’s timing but instead made them several weeks later than usual and with no disclosure of any kind in its proxy materials. In so doing, the board ensured that it would not have to disclose this betrayal of shareholders until after the voting deadline in this proxy contest had passed.

By making these equity grants in this manner, we believe the board acted in bad faith and engaged in numerous breaches of its fiduciary duties and violations of law. How can a properly functioning board that is abiding by its duties make these grants right before a contested election that could dramatically alter the composition of the board, after the voting deadline has passed, and with no prior disclosure? Bear in mind that at last year’s annual meeting more than a majority of the outstanding stock either abstained or voted against “Say on Pay,” yet this board determines to change the timing of and significantly increase the quantum of executive equity grants. We believe the answer is simple — this board is violating its fiduciary duties and applicable law. Accordingly, we intend to hold each director personally liable to the fullest extent permissible under applicable law.

Karim, last week you sent a self-serving letter to employees in which you thanked all employees for their hard work. Now is the perfect time for you to put your money where your mouth is. Prior equity grants to these employees have been significantly impaired by the incompetence of the Amarin board. If you really care about Amarin employees, then re-issue to these hard-working employees the equity that you clearly do not deserve.

This latest act by the Amarin board is a new low which is saying something given the shameful behavior undertaken by this board to date. We believe now more than ever that Amarin will never see its true potential without major change. Sarissa will work tirelessly to hold bad actors on the Amarin board accountable and to overhaul the board for the benefit of shareholders.

Additional Information

Sarissa Capital Management LP (“Sarissa Capital”), together with other participants, filed a definitive proxy statement and an accompanying blue proxy card with the SEC on January 31, 2023, in connection with the solicitation of shareholders of Amarin Corporation plc (the “Company”) at the general meeting of the Company for the election of Sarissa Capital’s slate of highly-qualified nominees (the “General Meeting”). Shareholders are advised to read the definitive proxy statement and other relevant documents related to the General Meeting as they contain important information.

The definitive proxy statement and other relevant documents are available at no charge on the SEC’s website at www.sec.gov and at www.freeamarin.com. The definitive proxy statement and other relevant documents are also available at no charge by directing a request to Sarissa Capital’s proxy solicitor, D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005 (Shareholders can call toll-free: (800) 331-7024).

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Contact:	Dayna Packes
Sarissa Capital Management LP
info@sarissacap.com